File No. 812-15450

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

Crescent Capital BDC, Inc., Crescent Private Credit Income Corp., Crescent Capital Group LP, Crescent Cap Advisors, LLC, Crescent Direct Lending Management, LLC, Crescent SBIC Management, LLC, Crescent Credit Europe LLP, Crescent Direct Lending SMA Management LLC, Crescent Private Credit Partners Management LLC, Crescent Cap NT Advisors, LLC

Crescent Mezzanine Partners VI, LP, Crescent Mezzanine Partners VIB, LP, Crescent Mezzanine Partners VIC, LP, Crescent Capital High Income Fund, LP, Crescent Capital High Income Fund B, L.P., Crescent Credit Europe CAA SCS, Crescent Credit Europe MM SCS, Crescent Credit Solutions VIII, L.P., Crescent Credit Solutions VIIIB, SCSp, Crescent Credit Solutions VIIIC (Solvency II), SCSp, Crescent Credit Solutions VIII A-2, LP, Crescent Credit Opportunities Fund, L.P., Crescent Credit Opportunities Fund (Cayman), L.P., Crescent Credit Opportunities Fund AIF, SCSP, Crescent Senior Secured Floating Rate Loan Fund, LLC, Crescent Senior Secured Floating Rate Loan Fund (Cayman), LP, Crescent/Kamehameha Schools Partnership, LP, NPS/Crescent Strategic Partnership, LP, NPS/Crescent Strategic Partnership II, LP, Crescent (TX) Direct Lending Fund, L.P., Crescent Direct Lending Fund, L.P., Crescent Direct Lending Levered Fund (Cayman), LP, Crescent Direct Lending Levered Fund (Delaware), LP, CDL Unit Trust (Ireland), CDL Investment Subsidiary II, LP, CDL Levered Fund II, LP, Crescent Direct Lending Fund II (Ireland), LP , Crescent Direct Lending Fund II (Canada), LP , Crescent Direct Lending Levered Fund II (Cayman), LP, Crescent Direct Lending Levered Fund II (Delaware), LP, Crescent Direct Lending Fund II (Delaware), LP, CDL Unlevered III Investment Subsidiary LP, CDL Levered III Investment Subsidiary LP, Crescent Direct Lending Fund III LP, Crescent Direct Lending Fund III (Delaware), LP, Crescent Direct Lending Fund III (Cayman) LP, Crescent Direct Lending Fund III (Ireland) LP, Crescent Direct Lending Fund III Note Feeder LP, Crescent Direct Lending Fund III (Canada) LP, Crescent Direct Lending Levered Fund, L.P., Crescent Direct Lending Levered Fund III (Cayman), LP, Crescent Direct Lending Levered Fund III (Delaware), LP, Crescent Direct Lending Levered Fund III Note Feeder LP, Crescent Direct Lending Levered Fund III (Ireland) LP, Crescent Direct Lending Fund III (UK) LP, Crescent Direct Lending SBIC Fund, L.P., Crescent Special Situations Fund (Investor Group), L.P., Crescent European Specialty Lending Fund, L.P., Crescent European Specialty Loan Fund SCS, SICAV-FIS, Crescent European Specialty Lending Fund (Levered) LP, Crescent European Specialty Lending Fund (Cayman-Levered) LP, Crescent European Specialty Lending Fund (Cayman) LP, Crescent European Specialty Lending Fund for ERISA Plans LP, Crescent European Specialty Lending Fund II (Delaware) LP, Crescent European Specialty Lending Fund II (Levered) LP, Crescent European Specialty Lending Fund II (Cayman-Levered) LP, Crescent European Specialty Lending Fund II (Cayman-Levered EUR) LP, Crescent European Specialty Lending Fund II (Cayman) LP, Crescent European Specialty Loan Fund II SCSp, Crescent European Specialty Loan Fund II (GBP) SCSp, Crescent Mezzanine Partners VII (LTL), L.P., Crescent Mezzanine Partners VII, L.P., Crescent Mezzanine Partners VIIB, L.P., Crescent Mezzanine Partners VIIC (LTL), L.P., Crescent Mezzanine Partners VIIC, L.P., Crescent Mezzanine Partners VII (Chengdong Co-Investment), L.P., Crescent Mezzanine Partners VII (PA Co-Investment), LP, Crescent Mezzanine Partners VII (PA Co-Investment II), LP, Crescent Mezzanine Partners VII (PA Co-Investment III), LP, CPCP Levered Unitranche Investments LP, CPCP Unitranche Investments LP, Crescent Private Credit Partners LP, Crescent Private Credit Partners Levered Unitranche Fund (DE) LP, Crescent Private Credit Partners Levered Unitranche Fund (Ireland) LP, Crescent Private Credit Partners Levered Unitranche Note Feeder LP, Crescent Private Credit Partners Unitranche Fund (DE) LP, Crescent Private Credit Partners Unitranche Fund TE (Cayman) LP, Crescent Private Credit Partners Unitranche Note Feeder LP, Crescent Private Credit Partners Unitranche Fund (Ireland) LP, Income Credit Strategies (Series C) LP, Crescent LACERS SMA Partnership, LP, Crescent Ginkgo LP, Crescent K Investments, L.P., CESL-A Coinvest Fund SCSp., Crescent CRPTF Multi-Strat L.P., Crescent CRPTF Private Credit L.P., Crescent/AEGIS Partnership, L.P., Crescent European Specialty Lending Fund III (GBP) SCSp, Crescent European Specialty Lending Fund III SCSp, Crescent European Specialty Lending Fund III (Cayman-Levered) LP, CRESCENT European Specialty Lending Fund III (Delaware) LP and Crescent CLO Equity Funding II, LP

11100 Santa Monica Blvd., Suite 2000

Los Angeles, CA 90025

Tel: (310) 235-5900

AMENDMENT NO. 1 TO AN APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY

SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

Please direct all communications, notices and orders to:	Copies to:

George Hawley, General Counsel Crescent Capital Group LP 11100 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025 (310) 235-5900	Michael Hoffman Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3406

October 25, 2023

This Application (including Exhibits) contains 31 pages

I. INTRODUCTION

A. Summary of Application

On March 29, 2016, the Securities and Exchange Commission (the “Commission”) issued an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1 thereunder, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder, as more described more fully therein (the “Prior Order”).2 The Prior Order permits certain business development companies and closed-end management investment companies to co-invest in portfolio companies with each other and with affiliated investment entities.

The Applicants (defined below) hereby seek an amended order (the “Amended Order”) from the Commission under Section 57(i) of the 1940 Act, and Rule 17d-1 thereunder to extend the relief granted in the Prior Order to incorporate the temporary relief granted by the Commission on April 8, 2020.3 Applicants propose to:

•

amend the term “Follow-On Investment” to mean “(i) with respect to a Regulated Entity, an additional investment in the same issuer in which the Regulated Entity is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Entity are currently invested; or (Y) an investment in an issuer in which at least one Regulated Entity is currently invested but in which the Affiliated Fund does not currently have an investment.”

B. Applicants

Sun Life Financial Inc. (“Sun Life”) acquired a controlling, majority interest in Crescent Capital in 2021. Sun Life owns a controlling interest in a number of other investment advisers the investment operations of which are separate from those of Crescent Capital and that this Application is not intended to cover (the “Sun Life Advisers”). Neither Sun Life nor the Sun Life Advisers have originated any Potential Co-Investment Transactions under the Prior Order, nor will they originate any Potential Co-Investment Transactions under the Amended Order. As a result, neither Sun Life nor the Sun Life Advisers have been included as Applicants.

•	Crescent Capital BDC, Inc. (“Crescent”), a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;

•	Crescent Private Credit Income Corp. (“Crescent Private Credit”), a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;

•	Crescent Capital Group LP (“Crescent Capital”), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act on May 4, 2010;

•

Crescent Cap Advisors, LLC (“Crescent Cap Advisors”),[4] formerly known as CBDC Advisors, LLC until 2019 and a Delaware limited liability company registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is a majority-owned subsidiary of Crescent Capital and is the investment adviser to Crescent;

•

Crescent Cap NT Advisors, LLC (“Crescent Cap NT Advisors”),[5] a Delaware limited liability company registered with the Commission under the Advisers Act is a majority-owned subsidiary of Crescent Capital and is the investment adviser to Crescent Private Credit;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	Crescent Capital BDC, Inc., et al. (File No. 812-14454) Investment Company Act Rel. Nos. 32056 (March 29, 2016) (order) and 32056 (March 2, 2016) (notice).
[3]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted January 5, 2021 and further extension granted April 22, 2021) (the “Temporary Relief”).
[4]	Crescent Cap Advisors qualifies as a Regulated Entity Adviser under the Prior Order.
[5]	Crescent Cap NT Advisors qualifies as a Regulated Entity Adviser under the Prior Order.

•	Crescent Private Credit Partners Management LLC (“Private Credit Management”),[6] a limited liability company organized under the Delaware Limited Liability Company Act on July 18, 2018;

•

Crescent Direct Lending Management, LLC (“CDL Management”), a Delaware limited liability company formed on March 31, 2014, is a wholly-owned subsidiary of Crescent Capital and is a registered investment adviser under the Advisers Act;

•	Crescent Direct Lending SMA Management, LLC (“CDL SMA Management”),[7] a limited liability company organized under the Delaware Limited Liability Company Act on June 21, 2021;

•

Crescent SBIC Management, LLC (“SBIC Management”), a Delaware limited liability company formed on March 5, 2013, is a subsidiary of Crescent Capital and is a registered investment adviser under the Advisers Act. SBIC Management serves as an investment adviser to a SBIC;

•

Crescent Credit Europe LLP (“Crescent Credit Europe”, and collectively with Crescent Capital, Private Credit Management, CDL Management, CDL SMA Management, SBIC Management, the “Existing Crescent Advisers”), a limited liability partnership organized in England and Wales on October 6, 2011, is an affiliate of Crescent Capital and is a registered investment adviser under the Advisers Act. Crescent Credit Europe serves as an investment adviser to certain clients with a focus on European credit investments; and

•

Investment funds and other vehicles set forth on Schedule A hereto, each of which is an entity whose investment adviser is a Crescent Adviser and that would be an investment company but for section 3(c)(1) or 3(c)(7) of the 1940 Act (collectively, the “Existing Affiliated Funds”; and the Existing Affiliated Funds, together with the Existing Crescent Advisers, Crescent, Crescent Private Credit, Crescent Cap NT Advisors and Crescent Cap Advisers, the “Applicants”).

All Applicants are eligible to rely on the Prior Order.

C. Defined Terms

Except as stated herein, defined terms used in this application (the “Application”) have the meanings provided in the application for the Prior Order, as amended and restated (the “Prior Application”).

“Follow-On Investment” means (i) with respect to a Regulated Entity, an additional investment in the same issuer in which the Regulated Entity is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Entity are currently invested; or (Y) an investment in an issuer in which at least one Regulated Entity is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

II. APPLICANTS’ PROPOSAL

The Amended Order, if granted, would expand the relief provided in the Prior Order to permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Entity is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Entity that are not invested in the issuer. The relief requested in this Application with respect to Follow-On Investments is based on the Temporary Relief granted by the Commission on April 8, 2020.

[6]	Private Credit Management qualifies as a Crescent Adviser under the Prior Order and as defined below and is a relying adviser of Crescent Capital.
[7]	CDL SMA Management qualifies as a Crescent Adviser under the Prior Order and as defined below and is a relying adviser of Crescent Capital.

III. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Except as stated herein, the disclosure in Section IV, “Statement in Support of Relief Requested,” of the Prior Application is equally applicable to this Application Amendment.

IV. CONDITIONS

Except as stated herein, the Conditions of the Prior Order, as stated in Section III of the Prior Application, will remain in effect. Any language in the Conditions of the Prior Order stating that an Affiliated Fund is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

V. PROCEDURAL MATTERS

Applicants file this Application in accordance with Rule 0-2 under the 1940 Act. Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

In accordance with Rule 0-2(c) under the 1940 Act, Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of Applicants pursuant to their corporate organizational documents, and in the case of the Trust, the attached resolutions. Applicants also have attached the verifications required by Rule 0-2(d) under the 1940 Act.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Order without holding a hearing.

Applicants have caused this Application to be duly signed on their behalf on the 25th day of October, 2023.

CRESCENT CAPITAL BDC, INC.

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT INCOME CORP.

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CAP NT ADVISORS, LLC

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CAP ADVISORS, LLC

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CAPITAL GROUP LP

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING MANAGEMENT, LLC

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT SBIC MANAGEMENT, LLC

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CREDIT EUROPE LLP

By:	/s/ Jean-Marc Chapus
Name:	Jean-Marc Chapus
Title:	Authorized Signatory

CRESCENT DIRECT LENDING SMA MANAGEMENT LLC

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT CREDIT PARTNERS MANAGEMENT LLC

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VI, LP, by
CRESCENT MEZZANINE VI LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VIB, LP, by
CRESCENT MEZZANINE VI LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VIC, LP, by
CRESCENT MEZZANINE VI LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CAPITAL HIGH INCOME FUND, LP, by
CRESCENT CAPITAL GROUP HIGH INCOME LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CAPITAL HIGH INCOME FUND B, L.P., by
CRESCENT CAPITAL GROUP HIGH INCOME B LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CREDIT EUROPE CAA SCS, by
CRESCENT EUROPEAN SPECIALTY LOAN S.A.R.L, its General Partner

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B

CRESCENT CREDIT EUROPE MM SCS, by
CRESCENT EUROPEAN SPECIALTY LOAN S.A.R.L, its General Partner

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B

CRESCENT CREDIT SOLUTIONS VIII, L.P., by
CRESCENT CREDIT SOLUTIONS VIII, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CREDIT SOLUTIONS VIIIB, SCSP, by
CRESCENT CREDIT SOLUTIONS VIII GP, SARL, its General Partner

By:	/s/ Tyrone Chang
Name:	Tyrone Chang
Title:	Authorized Signatory

CRESCENT CREDIT SOLUTIONS VIIIC (SOLVENCY II), SCSP, by
CRESCENT CREDIT SOLUTIONS VIII GP, SARL, its General Partner

By:	/s/ Tyrone Chang
Name:	Tyrone Chang
Title:	Authorized Signatory

CRESCENT CREDIT SOLUTIONS VIII A-2, LP, by
CRESCENT CREDIT SOLUTIONS VIII, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CREDIT OPPORTUNITIES FUND, L.P., by
CRESCENT CREDIT OPPORTUNITIES, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CREDIT OPPORTUNITIES FUND (CAYMAN), L.P., by
CRESCENT CREDIT OPPORTUNITIES, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CREDIT OPPORTUNITIES FUND AIF, SCSP, by
CRESCENT CREDIT OPPORTUNITIES GP, SARL, its General Partner

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B

CRESCENT SENIOR SECURED FLOATING RATE LOAN FUND, LLC, by
CRESCENT SENIOR SECURED LOAN MANAGEMENT LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT SENIOR SECURED FLOATING RATE LOAN FUND (CAYMAN), LP, by
CRESCENT SENIOR SECURED LOAN MANAGEMENT LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT/KAMEHAMEHA SCHOOLS PARTNERSHIP, LP, by
CRESCENT/K SCHOOL SMA PARTNERS, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

NPS/CRESCENT STRATEGIC PARTNERSHIP, LP, by
NPS/CRESCENT SMA PARTNERS LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

NPS/CRESCENT STRATEGIC PARTNERSHIP II, LP, by
NPS/CRESCENT SMA PARTNERS II, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT (TX) DIRECT LENDING FUND, L.P., by
CRESCENT (TX) DIRECT LENDING, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND, L.P., by
CRESCENT DIRECT LENDING, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND, L.P., by
CRESCENT DIRECT LENDING LEVERED, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND (CAYMAN), LP, by
CRESCENT DIRECT LENDING LEVERED, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND (DELAWARE), LP, by
CRESCENT DIRECT LENDING LEVERED, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CDL UNIT TRUST (IRELAND), by
CRESCENT DIRECT LENDING MANAGEMENT, LLC, its Investment Adviser

By:	/s/ John S. Bowman
Name:	John S. Bowman
Title:	Authorized Signatory

CDL INVESTMENT SUBSIDIARY II, LP, by
CDL GENERAL PARTNER II, LTD, its General Partner

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory

CDL LEVERED FUND II, LP, by
CDL LEVERED GENERAL PARTNER II, LTD., its General Partner

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND II (IRELAND), LP, by
CDL II GP LIMITED, its General Partner

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND II (CANADA), LP, by
CDL GENERAL PARTNER II GP, LTD., its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND II (CAYMAN), LP, by
CDL FUND II GP, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND II (DELAWARE), LP, by
CDL FUND II GP, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND II (DELAWARE), LP, by
CDL FUND II GP, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CDL UNLEVERED III INVESTMENT SUBSIDIARY LP, by
CDL GENERAL PARTNER III LTD., its General Partner

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory

CDL LEVERED III INVESTMENT SUBSIDIARY LP, by
CDL LEVERED GENERAL PARTNER III LTD., its General Partner

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND III LP, by
CDL III GP LIMITED, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND III (DELAWARE), LP, by
CDL FUND III GP LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND III (CAYMAN) LP, by
CDL FUND III GP LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND III (IRELAND) LP, by
CDL III GP LIMITED, its General Partner

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND III NOTE FEEDER LP, by
CDL FUND III GP LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND III (CANADA) LP, by
CDL GENERAL PARTNER III GP LTD., its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND III (CAYMAN), LP, by
CDL FUND III GP LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND III (DELAWARE), LP, by
CDL FUND III GP LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND III NOTE FEEDER LP, by
CDL FUND III GP LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT DIRECT LENDING LEVERED FUND III (IRELAND) LP, by
CDL FUND III GP LLC, its General Partner

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory

CRESCENT DIRECT LENDING FUND III (UK) LP, by
CDL FUND III GP LLC, its General Partner

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory

CRESCENT DIRECT LENDING SBIC FUND, L.P., by
CRESCENT DIRECT LENDING SBIC, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT SPECIAL SITUATIONS FUND (INVESTOR GROUP), L.P., by
CRESCENT SPECIAL SITUATIONS FUND LTD., its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND, L.P., by
CRESCENT EUROPEAN SPECIALTY LENDING LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LOAN FUND SCS, SICAV-FIS, by
CRESCENT EUROPEAN SPECIALTY LOAN S.A.R.L, its General Partner

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B

CRESCENT EUROPEAN SPECIALTY LENDING FUND (LEVERED) LP, by
CRESCENT EUROPEAN SPECIALTY LENDING LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND (CAYMAN-LEVERED) LP, by
CRESCENT EUROPEAN SPECIALTY LENDING LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND (CAYMAN) LP, by
CRESCENT EUROPEAN SPECIALTY LENDING LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND FOR ERISA PLANS LP, by
CRESCENT EUROPEAN SPECIALTY LENDING LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND II (DELAWARE) LP, by
CRESCENT EUROPEAN SPECIALTY LENDING II LLC its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND II (LEVERED) LP, by
CRESCENT EUROPEAN SPECIALTY LENDING II LLC its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND II (CAYMAN-LEVERED) LP, by
CRESCENT EUROPEAN SPECIALTY LENDING II LLC its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND II (CAYMAN-LEVERED EUR) LP, by
CRESCENT EUROPEAN SPECIALTY LENDING II LLC its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND II (CAYMAN) LP, by
CRESCENT EUROPEAN SPECIALTY LENDING II LLC its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LOAN FUND II SCSP, by
CRESCENT EUROPEAN SPECIALTY LOAN II S.A.R.L. its General Partner

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B

CRESCENT EUROPEAN SPECIALTY LOAN FUND II (GBP) SCSP, by
CRESCENT EUROPEAN SPECIALTY LOAN II S.A.R.L. its General Partner

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B

CRESCENT MEZZANINE PARTNERS VII (LTL), L.P., by
CRESCENT MEZZANINE VII, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VII, L.P., by
CRESCENT MEZZANINE VII, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VIIB, L.P., by
CRESCENT MEZZANINE VII, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VIIC (LTL), L.P., by
CRESCENT MEZZANINE VII, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VIIC, L.P., by
CRESCENT MEZZANINE VII, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VII (CHENGDONG CO-INVESTMENT), L.P., by
GP: CRESCENT MEZZANINE VII (CHENGDONG GP), LTD., its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VII (PA CO-INVESTMENT), LP, by
CRESCENT MEZZANINE VII (PA), LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VII (PA CO-INVESTMENT II), LP, by
CRESCENT MEZZANINE VII (PA), LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT MEZZANINE PARTNERS VII (PA CO-INVESTMENT III), LP, by
CRESCENT MEZZANINE VII (PA), LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CPCP LEVERED UNITRANCHE INVESTMENTS LP, by
CPCP LEVERED UNITRANCHE INVESTMENTS GP LTD., its General Partner

By:	/s/ Laren Gillespie
Name:	Laren Gillespie
Title:	Authorized Signatory

CPCP UNITRANCHE INVESTMENTS LP, by
CPCP UNITRANCHE INVESTMENTS GP LTD., its General Partner

By:	/s/ Laren Gillespie
Name:	Laren Gillespie
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT PARTNERS LP, by
CPCP GENERAL PARTNER LIMITED, its General Partner

By:	/s/ Tyrone Chang
Name:	Tyrone Chang
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT PARTNERS LEVERED UNITRANCHE FUND (DE) LP, by
CPCP GENERAL PARTNER LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT PARTNERS LEVERED UNITRANCHE FUND (IRELAND) LP, by
CPCP GENERAL PARTNER LIMITED, its General Partner

By:	/s/ Tyrone Chang
Name:	Tyrone Chang
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT PARTNERS LEVERED UNITRANCHE NOTE FEEDER LP, by
CPCP GENERAL PARTNER LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT PARTNERS UNITRANCHE FUND (DE) LP, by
CPCP GENERAL PARTNER LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT PARTNERS UNITRANCHE FUND TE (CAYMAN) LP, by
CPCP GENERAL PARTNER LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT PARTNERS UNITRANCHE NOTE FEEDER LP, by
CPCP GENERAL PARTNER LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT PRIVATE CREDIT PARTNERS UNITRANCHE FUND (IRELAND) LP, by
CPCP GENERAL PARTNER LIMITED, its General Partner

By:	/s/ Tyrone Chang
Name:	Tyrone Chang
Title:	Authorized Signatory

INCOME CREDIT STRATEGIES (SERIES C) LP, by
CRESCENT ICS GP, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT LACERS SMA PARTNERSHIP, LP, by
CRESCENT LACERS SMA PARTNERSHIP GP, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT GINKGO LP, by
CRESCENT CREDIT SOLUTIONS VIII, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT K INVESTMENTS, L.P., by
CRESCENT K GP, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CESL-A COINVEST FUND SCSP, by
CESL-A COINVEST GP S.A.R.L., its General Partner

By:	/s/ Wayne Hosang
Name:	Wayne Hosang
Title:	Authorized Signatory

CRESCENT CRPTF MULTI-STRAT L.P, by
CRESCENT CRPTF MULTI-STRAT, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT CRPTF PRIVATE CREDIT L.P, by
CRESCENT CRPTF PRIVATE CREDIT, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT/AEGIS PARTNERSHIP, L.P., by
CRESCENT/AEGIS SMA PARTNERS, LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND III (CAYMAN-LEVERED) LP, by
Crescent European Specialty Lending III LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND III (DELAWARE) LP., by
Crescent European Specialty Lending III LLC, its General Partner

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

CRESCENT EUROPEAN SPECIALTY LENDING FUND III (GBP) SCSP, by
Crescent European Specialty Lending III S.à r.l., its General Partner

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B

CRESCENT EUROPEAN SPECIALTY LENDING FUND III SCSP, by
Crescent European Specialty Lending III S.à r.l., its General Partner

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B

CRESCENT CLO EQUITY FUNDING II, LP, by
Crescent CLO Funding II GP LLC, its General Partner
acting by Crescent Capital Group LP,
its managing member

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory

VERIFICATION

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	)

The undersigned states that he has duly executed the attached Application for and on behalf of Crescent Capital BDC, Inc., Crescent Private Credit Income Corp., Crescent Capital Group LP, Crescent Cap Advisors, LLC, Crescent Cap NT Advisors, LLC, Crescent Direct Lending Management, LLC, Crescent SBIC Management, LLC, Crescent Direct Lending SMA Management LLC, Crescent Private Credit Partners Management LLC, Crescent Mezzanine Partners VI, LP, Crescent Mezzanine Partners VIB, LP, Crescent Mezzanine Partners VIC, LP, Crescent Capital High Income Fund, LP, Crescent Capital High Income Fund B, L.P., Crescent Credit Solutions VIII, L.P., Crescent Credit Solutions VIII A-2, LP, Crescent Credit Opportunities Fund, L.P., Crescent Credit Opportunities Fund (Cayman), L.P., Crescent Senior Secured Floating Rate Loan Fund, LLC, Crescent Senior Secured Floating Rate Loan Fund (Cayman), LP, Crescent/Kamehameha Schools Partnership, LP, NPS/Crescent Strategic Partnership, LP, NPS/Crescent Strategic Partnership II, LP, Crescent (TX) Direct Lending Fund, L.P., Crescent Direct Lending Fund, L.P., Crescent Direct Lending Levered Fund, L.P., Crescent Direct Lending Levered Fund (Cayman), LP, Crescent Direct Lending Levered Fund (Delaware), LP, Crescent Direct Lending Fund II (Canada), LP, Crescent Direct Lending Levered Fund II (Cayman), LP, Crescent Direct Lending Levered Fund II (Delaware), LP, Crescent Direct, Lending Fund II (Delaware), LP, Crescent Direct Lending Fund III LP, Crescent Direct Lending Fund III (Delaware), LP, Crescent Direct Lending Fund III (Cayman) LP, Crescent Direct Lending Fund III Note Feeder LP, Crescent Direct Lending Fund III (Canada) LP, Crescent Direct Lending Levered Fund III (Cayman), LP, Crescent Direct Lending Levered Fund III (Delaware), LP, Crescent Direct Lending Fund II (Delaware), LP, Crescent Direct Lending Levered Fund III Note Feeder LP, Crescent Direct Lending SBIC Fund, L.P., Crescent Special Situations Fund (Investor Group), L.P., Crescent European Specialty Lending Fund, L.P., Crescent European Specialty Lending Fund (Levered) LP, Crescent European Specialty Lending Fund (Cayman-Levered) LP, Crescent European Specialty Lending Fund (Cayman) LP, Crescent European Specialty Lending Fund for ERISA Plans LP, Crescent European Specialty Lending Fund II (Delaware) LP, Crescent European Specialty Lending Fund II (Levered) LP, Crescent European Specialty Lending Fund II (Cayman-Levered) LP, Crescent European Specialty Lending Fund II (Cayman-Levered EUR) LP, Crescent European Specialty Lending Fund II (Cayman) LP, Crescent Mezzanine Partners VII (LTL), L.P., Crescent Mezzanine Partners VII, L.P., Crescent Mezzanine Partners VIIB, L.P., Crescent Mezzanine Partners VIIC (LTL), L.P., Crescent Mezzanine Partners VIIC, L.P., Crescent Mezzanine Partners VII (Chengdong Co-Investment), L.P., Crescent Mezzanine Partners VII (PA Co-Investment), LP, Crescent Mezzanine Partners VII (PA Co-Investment II), LP, Crescent Mezzanine Partners VII (PA Co-Investment III), LP, Crescent Private Credit Partners Levered Unitranche Fund (DE) LP, Crescent Private Credit Partners Levered Unitranche Note Feeder LP, Crescent Private Credit Partners Unitranche Fund (DE) LP, Crescent Private Credit Partners Unitranche Fund TE (Cayman) LP, Crescent Private Credit Partners Unitranche Note Feeder LP, Income Credit Strategies (Series C) LP, Crescent LACERS SMA Partnership, LP, Crescent Ginkgo LP, Crescent K Investments, L.P., Crescent CRPTF Multi-Strat L.P., Crescent CRPTF Private Credit L.P. Crescent/AEGIS Partnership, L.P; Crescent European Specialty Lending Fund III (Cayman-Levered) LP, Crescent European Specialty Lending Fund III (Delaware) LP and Crescent CLO Equity Funding II, LP that he is the Authorized Signatory of each such company; and that all actions necessary to authorize him to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ George Hawley
Name:	George Hawley
Title:	Authorized Signatory
Date:	October 25, 2023

VERIFICATION

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	)

The undersigned states that he has duly executed the attached Application for and on behalf of Crescent Credit Europe LLP; that he is the Authorized Signatory of such company; and that all actions necessary to authorize him to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Jean-Marc Chapus
Name:	Jean-Marc Chapus
Title:	Authorized Signatory
Date:	October 25, 2023

VERIFICATION

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	)

The undersigned states that he has duly executed the attached Application for and on behalf of Crescent Credit Europe CAA SCS, Crescent Credit Europe MM SCS, Crescent European Specialty Loan Fund II SCSp, Crescent European Specialty Loan Fund II (GBP) SCSp, Crescent Credit Opportunities Fund AIF, SCSP, Crescent European Specialty Loan Fund SCS, SICAV-FIS, Crescent European Specialty Lending Fund III (GBP) SCSp and Crescent European Specialty Lending Fund III SCSp that he is Manager B of the general partner of each such company; and that all actions necessary to authorize him to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Manager B
Date:	October 25, 2023

VERIFICATION

STATE OF MASSACHUSETTS	)
COUNTY OF BOSTON	)

The undersigned states that he has duly executed the attached Application for and on behalf of CDL Unit Trust (Ireland); that he is the Authorized Signatory of such company; and that all actions necessary to authorize him to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ John S. Bowman
Name:	John S. Bowman
Title:	Authorized Signatory
Date:	October 25, 2023

VERIFICATION

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	)

The undersigned states that he has duly executed the attached Application for and on behalf of CDL Investment Subsidiary II, LP, CDL Levered Fund II, LP, CDL Unlevered III Investment Subsidiary LP, CDL Levered III Investment Subsidiary LP, Crescent Direct Lending Levered Fund III (Ireland) LP, Crescent Direct Lending Fund III (UK) LP, Crescent Direct Lending Fund II (Ireland), LP, Crescent Direct Lending Fund III (Ireland) LP; that he is the Authorized Signatory of each such company; and that all actions necessary to authorize him to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	Authorized Signatory
Date:	October 25, 2023

VERIFICATION

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	)

The undersigned states that he has duly executed the attached Application for and on behalf of Crescent Private Credit Partners LP, Crescent Private Credit Partners Levered Unitranche Fund (Ireland) LP, Crescent Private Credit Partners Unitranche Fund (Ireland) LP, Crescent Credit Solutions VIIIB, SCSp, Crescent Credit Solutions VIIIC (Solvency II), SCSp; that he is the Authorized Signatory of each such company; and that all actions necessary to authorize him to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Tyrone Chang
Name:	Tyrone Chang
Title:	Authorized Signatory
Date:	October 25, 2023

VERIFICATION

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	)

The undersigned states that he has duly executed the attached Application for and on behalf of CPCP Levered Unitranche Investments LP, CPCP Unitranche Investments LP; that he is the Authorized Signatory of each such company; and that all actions necessary to authorize him to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Laren Gillespie
Name:	Laren Gillespie
Title:	Authorized Signatory
Date:	October 25, 2023

VERIFICATION

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	)

The undersigned states that he has duly executed the attached Application for and on behalf of CESL-A Coinvest Fund SCSp; that he is the Authorized Signatory of such company; and that all actions necessary to authorize him to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Wayne Hosang
Name:	Wayne Hosang
Title:	Authorized Signatory
Date:	October 25, 2023

SCHEDULE A

Crescent Mezzanine Partners VI, LP

Crescent Mezzanine Partners VIB, LP

Crescent Mezzanine Partners VIC, LP

Crescent Capital High Income Fund, LP

Crescent Capital High Income Fund B, L.P.

Crescent Credit Europe CAA SCS

Crescent Credit Europe MM SCS

Crescent Credit Solutions VIII, L.P.

Crescent Credit Solutions VIIIB, SCSp

Crescent Credit Solutions VIIIC (Solvency II), SCSp

Crescent Credit Solutions VIII A-2, LP

Crescent Credit Opportunities Fund, L.P.

Crescent Credit Opportunities Fund (Cayman), L.P.

Crescent Credit Opportunities Fund AIF, SCSP

Crescent Senior Secured Floating Rate Loan Fund, LLC

Crescent Senior Secured Floating Rate Loan Fund (Cayman), LP

Crescent/Kamehameha Schools Partnership, LP

NPS/Crescent Strategic Partnership, LP

NPS/Crescent Strategic Partnership II, LP

Crescent (TX) Direct Lending Fund, L.P.

Crescent Direct Lending Fund, L.P.

Crescent Direct Lending Levered Fund (Cayman), LP

Crescent Direct Lending Levered Fund (Delaware), LP

CDL Unit Trust (Ireland)

CDL Investment Subsidiary II, LP

CDL Levered Fund II, LP

Crescent Direct Lending Levered Fund, L.P.

Crescent Direct Lending Fund II (Ireland), LP

Crescent Direct Lending Fund II (Canada), LP

Crescent Direct Lending Levered Fund II (Cayman), LP

Crescent Direct Lending Levered Fund II (Delaware), LP

Crescent Direct Lending Fund II (Delaware), LP

CDL Unlevered III Investment Subsidiary LP

CDL Levered III Investment Subsidiary LP

Crescent Direct Lending Fund III LP

Crescent Direct Lending Fund III (Delaware), LP

Crescent Direct Lending Fund III (Cayman) LP

Crescent Direct Lending Fund III (Ireland) LP

Crescent Direct Lending Fund III Note Feeder LP

Crescent Direct Lending Fund III (Canada) LP

Crescent Direct Lending Levered Fund III (Cayman), LP

Crescent Direct Lending Levered Fund III (Delaware), LP

Crescent Direct Lending Levered Fund III Note Feeder LP

Crescent Direct Lending Levered Fund III (Ireland) LP

Crescent Direct Lending Fund III (UK) LP

Crescent Direct Lending SBIC Fund, L.P.

Crescent Special Situations Fund (Investor Group), L.P.

Crescent European Specialty Lending Fund, L.P.

Crescent European Specialty Loan Fund SCS, SICAV-FIS

Crescent European Specialty Lending Fund (Levered) LP

Crescent European Specialty Lending Fund (Cayman-Levered) LP

Crescent European Specialty Lending Fund (Cayman) LP

Crescent European Specialty Lending Fund for ERISA Plans LP

Crescent European Specialty Lending Fund II (Delaware) LP

Crescent European Specialty Lending Fund II (Levered) LP

Crescent European Specialty Lending Fund II (Cayman-Levered) LP

Crescent European Specialty Lending Fund II (Cayman-Levered EUR) LP

Crescent European Specialty Lending Fund II (Cayman) LP

Crescent European Specialty Loan Fund II SCSp

Crescent European Specialty Loan Fund II (GBP) SCSp

Crescent Mezzanine Partners VII (LTL), L.P.

Crescent Mezzanine Partners VII, L.P.

Crescent Mezzanine Partners VIIB, L.P.

Crescent Mezzanine Partners VIIC (LTL), L.P.

Crescent Mezzanine Partners VIIC, L.P.

Crescent Mezzanine Partners VII (Chengdong Co-Investment), L.P.

Crescent Mezzanine Partners VII (PA Co-Investment), LP

Crescent Mezzanine Partners VII (PA Co-Investment II), LP

Crescent Mezzanine Partners VII (PA Co-Investment III), LP

CPCP Levered Unitranche Investments LP

CPCP Unitranche Investments LP

Crescent Private Credit Partners LP

Crescent Private Credit Partners Levered Unitranche Fund (DE) LP

Crescent Private Credit Partners Levered Unitranche Fund (Ireland) LP

Crescent Private Credit Partners Levered Unitranche Note Feeder LP

Crescent Private Credit Partners Unitranche Fund (DE) LP

Crescent Private Credit Partners Unitranche Fund TE (Cayman) LP

Crescent Private Credit Partners Unitranche Note Feeder LP

Crescent Private Credit Partners Unitranche Fund (Ireland) LP

Income Credit Strategies (Series C) LP

Crescent LACERS SMA Partnership, LP

Crescent Ginkgo LP

Crescent K Investments, L.P.

CESL-A Coinvest Fund SCSp

Crescent CRPTF Multi-Strat L.P.

Crescent CRPTF Private Credit L.P.

Crescent/AEGIS Partnership, L.P

Crescent European Specialty Lending Fund III (GBP) SCSp

Crescent European Specialty Lending Fund III SCSp

Crescent European Specialty Lending Fund III (Cayman-Levered) LP

Crescent European Specialty Lending Fund III (Delaware) LP

Crescent CLO Equity Funding II, LP

Resolutions of the Board of Directors of Crescent Capital BDC, Inc. (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Fund’s current Order of Exemption pursuant to Sections 17(d), 57(c) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Amended Application”), to permanently authorize the participation in follow-on investments with one or more regulated funds and/or affiliated funds, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Amended Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted July 22, 2022

Resolutions of the Board of Directors of Crescent Private Credit Income Corp. (the “Fund”)

WHEREAS, exemptive relief from the SEC has been granted to an affiliate of the Adviser and certain of its affiliates to permit co-investing with other funds managed by affiliates of the Adviser (In re Crescent Capital BDC, Inc., et al., Investment Company Act Rel. No. 32056 (March 29, 2016)), as may be amended from time to time (the “Co-Investment Exemptive Order”), subject to certain conditions, and such Co-Investment Exemptive Order is applicable to the Fund as a “Future Regulated Entity.”

NOW, THEREFORE, BE IT RESOLVED, that the Board, including a majority of the Independent Directors, hereby approves the Fund’s participating as a “Regulated Entity” in the Co-Investment Program operated by the Adviser and its affiliates under the Co-Investment Exemptive Order;

FURTHER RESOLVED, that any disposition of an interest in a security that was acquired in a co-investment transaction pursuant to the Co-Investment Exemptive Order and any follow-on investment in an existing portfolio company whose securities were acquired in a co-investment transaction pursuant to the Co-Investment Exemptive Order, if such disposition or follow-on investment is proportionate to the Fund’s outstanding investments in the issuer immediately preceding the disposition or follow-on investment (together, such dispositions and additional investments, “Pro Rata Dispositions and Follow-On Investments”), is in the best interests of the Fund; and

FURTHER RESOLVED, that any Pro Rata Dispositions and Follow-On Investments, as further described in the Co-Investment Exemptive Application dated March 1, 2016, if made by the Fund in accordance with the conditions of the Co-Investment Exemptive Order, are approved, ratified and confirmed in all respects; and

WHEREAS, affiliates of the Adviser have filed an application for an amended and restated Co-Investment Exemptive Order, in substantially the form presented at this meeting, which is pending before the SEC.

NOW, THEREFORE, BE IT RESOLVED, that the appropriate officers of the Fund are, and each of them acting individually hereby is, authorized to add the Fund as an applicant for an amended and restated Co-Exemptive Order, and to execute and file on behalf of the Fund any amendment to such application for an amended and restated Co-Investment Exemptive Order that may be required or desirable from time to times, such amendment to be in form and substance satisfactory to counsel for the Fund, the execution and filing of any such amendment to be conclusive evidence of its authorization hereby.

Adopted January 3, 2023